UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 15, 2013

JANEL WORLD TRADE, LTD.

(Exact name of registrant as specified in its charter)

Nevada	333-60608	86-1005291
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

150-14 132nd Avenue, Jamaica, New York 11434

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (718) 527-3800

Inapplicable

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	⁭ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	⁭ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	⁭ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	⁭ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)          Effective August 15, 2013, James N. Jannello, Executive Vice President and Chief Executive Officer of Janel World Trade, Ltd. (the “Company”), resigned from his position as Chief Executive Officer. Mr. Jannello will remain with the Company as Executive Vice President and a member of the Company’s Board of Directors.

Effective August 15, 2013, the Board of Directors of the Company elected William J. Lally, President and Chief Operating Officer of the Company, as Chief Executive Officer of the Company, to serve until the next Annual Meeting of the Board of Directors or until his successor is duly elected. Mr. Lally has been the President of the Company since May 2009. Mr. Lally is principally engaged in sales and marketing and overseas agent development. Mr. Lally has been employed by Janel since 1975, first in New York and later in Chicago, Illinois. Since 1979, Mr. Lally has served as the President of the Janel Group of Illinois, Inc. Mr. Lally has been a director of the Company in July 2002.

Effective August 15, 2013, the Board of Directors of the Company elected Vincent Iacopella, Vice President of the Company, as Chief Operating Officer of the Company, to serve until the next Annual Meeting of the Board of Directors or until his successor is duly elected. Mr. Iacopella has been the Managing Director of The Janel Group of Los Angeles since 2004, and was the driving force in reorganizing the Los Angeles office into a profitable operation. Prior to joining the Company, Mr. Iacopella was the Managing Director and President of the California subsidiary of Delmar Logistics, Inc. Mr. Iacopella is heavily involved in many industry leadership positions, including a seat on the13th Advisory Committee on Commercial Operations of Customs and Border Protection, better known as COAC, is a member of the board of directors of Los Angeles Customs Brokers Freight Forwarders Association, and is the Secretary of The Pacific Coast Council of Customs Brokers and Freight Forwarders Associations, Inc. Mr. Iacopella attended New York University, and is a licensed customs broker.

No new compensation arrangements were entered into with Messrs. Jannello, Lalley or Iacopella in connection with these changes of position.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JANEL WORLD TRADE, LTD.
(Registrant)

Date: August 15, 2013	By:	/s/ James N. Jannello
James N. Jannello
Chief Executive Officer